Exhibit 21.1
Subsidiaries of Cullen/Frost Bankers, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Percentage of Voting Securities Owned by Cullen/Frost Bankers, Inc.

Cullen/Frost Capital Trust II	Delaware	100%
Frost Bank	Texas	100%
Main Plaza Corporation	Texas	100%
Frost Insurance Agency, Inc.	Texas	100%
Frost Brokerage Services, Inc.	Texas	100%
Frost Investment Advisors, LLC	Delaware	100%
Frost Investment Services, LLC	Delaware	100%
Tri-Frost Corporation	Texas	100%
Carton Service Corporation	Texas	100%